UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest
event reported) January 29, 2021

PacWest Bancorp

(Exact name of registrant as specified in its charter)

Delaware	001-36408	33-0885320
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

9701 Wilshire Blvd., Suite 700, Beverly Hills, California 90212

(Address of principal executive offices and zip code)

(310) 887-8500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, par value $0.01 per share	PACW	The Nasdaq Stock Market, LLC
(Title of Each Class)	(Trading Symbol)	(Name of Exchange on Which Registered)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230-425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retention of President and Chief Executive Officer

On January 29, 2021, PacWest Bancorp’s (the “Company”) Board of Directors (the “Board”) took certain actions to retain Matthew P. Wagner as the Company’s President and Chief Executive Officer through December 31, 2023. Thereafter, it is anticipated that Mr. Wagner will become the Company’s Executive Chairman. While Chief Executive Officer, Mr. Wagner will continue to receive a base salary of $1,000,000 annually and will have a target annual bonus opportunity equal to 200% of his base salary, which will be earned based on the level of achievement of the annual performance metrics set by the Board for the entire executive team. On January 29, 2021, Mr. Wagner was granted the following long-term incentive awards in lieu of annual LTI grants: (1) 234,000 shares of restricted stock, which will time vest in equal installments on each of January 31, 2022, January 31, 2023, and December 31, 2023 subject to continued service (which shares will be entitled to receive dividends prior to vesting); (2) 234,000 shares of restricted stock, 50% of which will time vest on January 31, 2023 and 50% of which will time vest on December 31, 2023, in each case, subject to continued service and certain succession planning, technology platform and other conditions (which shares will not be entitled to receive dividends prior to vesting, and instead any dividends that would have been paid in respect of such shares will be paid out promptly following vesting of such shares (or any portion thereof)), and (3) 234,000 performance-based restricted stock units (based on target performance), which will cliff vest on February 28, 2024 subject to continued service through December 31, 2023 and the level of achievement of the applicable performance metrics during a three-year performance period ending on December 31, 2023, subject to a maximum payout equal to 100% of target (which units will not be entitled to receive dividends prior to vesting, and instead any dividends paid upon any shares in respect of such units had such shares been issued at the time dividends were paid will be paid out at the time the shares are delivered based on the actual number of shares delivered). Upon termination of Mr. Wagner's service by the Company without Cause (as defined in the Company's 2017 Stock Incentive Plan) prior to the occurence of a change in control, subject to a complete waiver and release of claims in favor of the Company and the Board: (1) the restricted stock will vest in full; and (2) the service-based vesting condition for (i) the restricted stock subject to certain succession planning, technology platform and other conditions and (ii) the performance-based restricted stock units will be waived, but such long-term incentive awards will remain subject to the non-service-based vesting conditions, which will be determined in accordance with and on the original vesting schedule. Notwithstanding the foregoing, the long-term incentive awards will vest in full on the earlier of (i) the termination of Mr. Wagner’s service by the Company or any successor entity thereto without Cause or by Mr. Wagner for Good Reason (as defined in the Company’s Change in Control Severance Plan) within twenty-four months following the occurrence of a change in control, (ii) the death of Mr. Wagner and (iii) the termination of Mr. Wagner’s service due to disability. Additionally, while Chief Executive Officer, Mr. Wagner is eligible for a benefit of up to $200,000 per year, grossed up for taxes, of personal use of a chartered aircraft service.

Increase of Board Size and Appointment of Director

On January 29, 2021, the Board increased its size by one to fourteen and filled the new vacancy by appointing Paul W. Taylor to serve on the Board until such time as his successor is duly elected and qualified or until his earlier resignation or removal. Mr. Taylor will be appointed to committees of the Board at a later date.

Compensatory arrangements for Mr. Taylor will be consistent with the Company’s previously disclosed standard arrangements for non-employee directors. Such arrangements are described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on March 27, 2020, which descriptions are incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACWEST BANCORP
Date: January 29, 2021	By:	/s/ Kori L. Ogrosky
	Name:	Kori L. Ogrosky
	Title:	Executive Vice President, General Counsel and Corporate Secretary